Exhibit 5.1

Akerman LLP 201 East Las Olas Boulevard Suite 1800 Fort Lauderdale, FL 33301-2999 T: 954 463 2700 F: 954 463 2224

August 12, 2022

RumbleOn, Inc.

901 W Walnut Hill Lane

Irving, Texas 75038

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to RumbleOn, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-1 (such registration statement, as amended, is herein referred to as the “Registration Statement”), pursuant to which the Company is registering for resale under the Securities Act of 1933, as amended, an aggregate of $38,750,000 principal amount of the Company’s 6.75% Convertible Senior Notes due 2025 (the “Notes”) and up to 968,750 shares of the Company's Class B Common Stock issuable upon conversion thereof (the “Shares”), on behalf of the holders of the Notes. The Notes were issued pursuant to the Indenture dated January 14, 2020 between the Company and Wilmington Trust, N.A., Trustee (the “Indenture”).

In connection with this opinion, we have examined copies of the Indenture, the Notes and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Our opinion is expressed only with respect to the laws of the State of New York and the federal laws of the United States of America. We are not rendering any opinion as to compliance with any antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, we are of the opinion that the Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity and limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We assume no obligation to update or supplement this opinion if any applicable laws change after date of this opinion or if we become aware after the date of this opinion of any facts, whether existing before or arising after the date hereof, that might change the opinions expressly so stated. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement, other than as expressly stated herein with respect to the Notes.

We are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is rendered as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions. We disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that affect any matters or opinions set forth herein.

We understand that you wish to file this opinion as an exhibit to the Registration Statement, and we hereby consent thereto. We hereby further consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ AKERMAN LLP